Etsy, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results
Reports Consolidated Fourth Quarter Year-Over-Year GMS Growth of 117.7%; Revenue Growth of 128.7%

Brooklyn, NY - February 25, 2021 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its fourth quarter and full year ended December 31, 2020.
“Exceptional fourth quarter performance, with consolidated GMS and revenue growth of approximately 118% and 129% respectively, capped off a transformative year for Etsy,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “2020 was an inflection point in history for e-commerce and for Etsy, with millions of buyers choosing us for their everyday needs as we lived up to our mission to ‘Keep Commerce Human.’ We are particularly gratified that circumstance met preparedness, highlighting the agility of our team and the power of our differentiated strategy.”
“In conjunction with achieving record 2020 consolidated financial results of approximately $10.3 billion in GMS and $1.7 billion in revenue, we provided economic opportunity for millions of creative entrepreneurs, cared for our team and communities, invested deeply in technology, improved customer experiences, expanded Etsy’s global visibility through world-class marketing strategies, and gained meaningful market share. We are just getting started executing on our long-term growth strategy, focused on highly differentiated and defensible competitive advantages within a $1.7 trillion market opportunity.”

Fourth Quarter and Full Year 2020 Financial Summary
(in thousands except percentages; unaudited)

The key operating and financial metrics we use are:

	Three Months Ended December 31,		% Growth Y/Y		Year Ended December 31,		% Growth Y/Y
	2020	2019			2020	2019
GMS	$3,605,100	$1,655,716	117.7%		$10,281,101	$4,974,944	106.7%
Revenue	$617,355	$269,998	128.7%		$1,725,625	$818,379	110.9%
Marketplace revenue	$473,551	$189,651	149.7%		$1,303,126	$593,646	119.5%
Services revenue	$143,804	$80,347	79.0%		$422,499	$224,733	88.0%
Net income	$148,538	$31,291	374.7%		$349,246	$95,894	264.2%
Adjusted EBITDA (Non-GAAP)	$191,989	$54,624	251.5%		$549,116	$186,268	194.8%

Active sellers	4,365	2,699	61.7%		4,365	2,699	61.7%
Active buyers	81,898	46,351	76.7%		81,898	46,351	76.7%
Percent mobile GMS	61%	58%	300	bps	61%	58%	300	bps
Percent international GMS	40%	35%	500	bps	36%	36%	—	bps

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
“Etsy delivered industry-leading GMS and revenue growth together with strong profitability in the fourth quarter,” said Rachel Glaser, Etsy’s Chief Financial Officer. “Product enhancements and disciplined marketing investments worked together to increase buyer lifetime value, enabling us to increase spend in marketing while maintaining high return on investment. We are making meaningful improvements in buyer engagement, retention, and frequency, all important levers to maximize our growth opportunity. For example, we saw a significant improvement in the value of Etsy buyer cohorts in 2020, as we acquired 61 million new and reactivated buyers, and saw nearly 160% growth in our habitual buyers.”

Fourth Quarter 2020 Highlights
Factors contributing to Etsy’s very strong fourth quarter performance included acceleration in non-mask product categories, better than expected macro conditions, successful product and marketing initiatives and an extended holiday buying season including a record-setting ‘Cyber Five’ on Etsy.com. Many of these factors drove traffic of new and repeat buyers, positively impacting conversion rate and GMS.
Marketing: we expanded investments across all marketing channels to bring new buyers and help drive frequency among existing buyers:
•In television and digital video, our U.S strategy included both direct response ads and those designed to create an emotional connection with consumers. We ran holiday campaigns in the United Kingdom and Germany, and rolled out our first-ever Spanish language ads. These campaigns delivered strong return on investment and positively impacted Etsy brand metrics.
•Brand marketing spend, including television and digital video, was 23% of our overall marketing spend in the fourth quarter, or approximately $49 million.
•We launched new on-site landing page experiences to help buyers more easily navigate holiday listings, extended the duration of our Cyber campaign, and expanded our successful influencer partnerships.
Product: focused on our Right to Win strategy, we improved customer experiences across the Etsy marketplace including:
•Making additional progress closing the semantic gap to improve search, driving higher conversion and repeat purchase rates, as we translate search queries to what buyers actually want, show more listings, and reduce null result searches.
•Expanding personalized search to other devices, such as our app, improving recommendations by showing same-shop recommendations based on previous listing views, and adding pathways to the ‘similar items’ page.
•Deepening human connections through engagement and adoption of listing videos, which expanded to approximately 3.2 million by December 31, 2020. We’re featuring videos in many of our marketing channels, including site-wide Cyber Week sales.
•Building trust by focusing on the core buying experience, improving shipping transparency and post-purchase experiences. For example, we added an expected delivery date filter to show items available by a certain date.
•Launching ‘buy now, pay later’ installment options for U.S. buyers, making higher priced items more accessible, and expanding Etsy Payments to two new countries.
•Enhancing our Etsy Ads service, improving the functionality and user experience for sellers, contributing to 74% year-over-year consolidated on-site advertising revenue growth in the fourth quarter.
•Offsite Ads, our advertising program which promotes Etsy sellers’ listings on multiple platforms, continued to yield encouraging returns, with opt-out rates less than 2% during the quarter. We began charging sellers this ‘success based’ transaction fee on May 4, 2020; with 9% of Etsy GMS subject to these fees in the second half of 2020.
Impact pillars:
•We made significant progress on goals aligned with our Economic, Social, and Ecological Impact pillars, as well as supporting our communities in 2020. We recommend investors read our soon to be released Integrated Annual Report for further details of these activities.
Reverb:
•Reverb also reported strong quarterly GMS growth, benefiting from many of the same macro factors as Etsy. The marketplace experienced a high influx of new buyers driving GMS growth, and new sellers, both professional shops and individuals, offering ample new and differentiated used and vintage musical gear.
•Reverb improved comparison shopping pages, enhanced the way it promoted financing options, and made investments in search, structured data, personalization, and performance marketing.

GMS highlights:
•GMS excluding mask sales for the Etsy marketplace was $3.3 billion, up 118% year-over-year, and 4% of the Etsy marketplace’s overall GMS was from mask sales.
•GMS generated on the five key shopping days from Thanksgiving through Cyber Monday for the Etsy marketplace was up 135% compared to the same period last year.
•We made continued progress driving frequency, as Etsy marketplace’s GMS per active buyer on a trailing 12-month basis grew 13% year-over-year and 6% excluding masks.
•In the fourth quarter, the Etsy marketplace acquired approximately 13 million new buyers and 7 million reactivated buyers, buyers who haven’t purchased in a year or more. Habitual buyers, buyers with 6 or more purchase days and over $200 in spend in the trailing 12-months, grew 157%, outpacing overall active buyer growth, and repeat buyers, buyers with 2 or more purchase days in the trailing 12-months, grew 97% in the fourth quarter.
•Consolidated active buyers grew 76.7% year-over-year in the fourth quarter, and active sellers grew 61.7% year-over-year.
•International GMS for the Etsy marketplace was 41% of overall GMS, and increased 145% year-over-year on a currency-neutral basis, driven by our marketing efforts and our international domestic trade route, which is GMS generated between a non-U.S. buyer and a non-U.S. seller both in the same country. International domestic trade route reported the strongest growth, with the United Kingdom being the strongest growing market within our seven core markets. Importantly, according to Comscore, in the fourth quarter Etsy became a top five e-commerce website in the U.K.
•GMS from paid channels was 21% of overall GMS in the fourth quarter of 2020, expanding 400 basis points compared to the fourth quarter of 2019.
Fourth Quarter 2020 Financial Results
The following financial highlights reflect our consolidated financial results for the fourth quarter of 2020:
•Total revenue was $617.4 million, up 128.7% year-over-year, driven by growth in both Marketplace and Services revenue.
•Consolidated take rate (i.e., revenue divided by GMS) was 17.1%, up 80 basis points year-over-year, driven by Etsy Ads, Offsite Ads, and the expansion of Etsy Payments platform.
•Gross profit was $466.6 million, up 160.4% year-over-year, and gross margin was 75.6%, up 920 basis points compared with 66.4% in the fourth quarter of 2019. The increase in gross margin was primarily driven by our shift to Offsite Ads, which drives revenue growth without an equal offset in cost of revenue.
•Total operating expenses were $305.2 million, up 98.0% year-over-year. The increase in operating expenses was driven primarily by growth of our investments in marketing and, to a lesser extent, product development.
•Net income for the fourth quarter of 2020 was $148.5 million, up 374.7% year-over-year, with diluted earnings per share of $1.08.
•Non-GAAP Adjusted EBITDA was $192.0 million. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 31.1%, up 1,090 basis points year-over-year. Adjusted EBITDA performance was driven primarily by revenue growth and increased efficiencies in our operating structure.
•Cash and cash equivalents, short- and long-term investments were $1.7 billion as of December 31, 2020. Under Etsy’s stock repurchase program, during the quarter Etsy repurchased an aggregate of approximately $77.5 million, or 618,841 shares, of its common stock. Etsy’s Board of Directors has approved an additional stock repurchase program that will enable the Company to repurchase up to $250 million of its common stock.

Financial Guidance and Outlook
Given the continued uncertainty of future macroeconomic conditions as a result of the ongoing COVID-19 pandemic, Etsy will currently not issue guidance for the full year 2021, and will continue providing guidance on a quarterly basis until otherwise stated. Below is Etsy’s guidance for consolidated GMS, revenue and Adjusted EBITDA for the first quarter of 2021.

Q1 2021 Guidance February 25, 2021
GMS	~$2.9B - $3.1B
GMS growth	115% - 125%
Revenue	~$513M - $536M
Revenue growth	125% - 135%
Adjusted EBITDA	$168M - $178M
Adjusted EBITDA margin*	~32% - 34%

*Assumes the midpoint of our revenue guidance.
Regarding Etsy’s outlook, Mr. Silverman commented, “As Etsy has earned the right to be top of mind for global consumers, we will build loyalty and trust with our buyers through delightful shopping experiences that are unlike those you can find elsewhere. We stand for something different. An important focus for 2021 is on frequency - to be a global brand buyers come back to more than ever through more personalized and engaging experiences, while giving sellers more opportunities to grow. The beauty of our business model is that success is a virtuous cycle - frequency leads to higher lifetime value of buyers, which allows us to invest more in the marketplace - and our team is executing an exciting and focused plan to do just that. While Etsy’s growth in 2021 is likely to decelerate off of last year’s high levels along with the rest of e-commerce, we have more conviction than ever to invest in our business for the long-term, building top of mind awareness in the hearts and minds of consumers, with an ambition to outperform e-commerce and gain market share.”
For a summary of the key items that we expect to impact our guidance, please read our Q4 investor presentation that is available on Etsy’s investor relations website, investors.etsy.com.
Etsy is not able, at this time, to provide GAAP targets for net income or net income margin for 2021 or to reconcile the Adjusted EBITDA and Adjusted EBITDA margin to those amounts because of the unreasonable effort of estimating certain items that are excluded from non-GAAP Adjusted EBITDA, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be livestreamed via the Company’s Investor Relations website (investors.etsy.com) under the events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A replay of the video webcast will be available through the same link used for the conference call from 8:00 p.m. Eastern Time this evening until at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative artisans and entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.
Etsy’s mission is to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people around the world. Our company was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Senior Manager, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance and key drivers thereof, the uncertain impacts that the COVID-19 pandemic may have on our business and operating results, the impact of our strategy, marketing and product initiatives on our business and operating results and the size and our ability to capitalize on our large market opportunity. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our ability to continue our rapid growth, (2) risks related to the ongoing COVID-19 pandemic, which continues to impact our business and results of operations in numerous ways that remain volatile and unpredictable; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (6) our ability to attract and retain an active and engaged community of sellers and buyers; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our community; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) acquisitions that may prove unsuccessful or divert management attention; and (17) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,244,099	$443,293
Short-term investments	425,119	373,959
Accounts receivable, net	22,605	15,386
Prepaid and other current assets	56,152	38,614
Funds receivable and seller accounts	146,806	49,786
Total current assets	1,894,781	921,038
Restricted cash	5,341	5,341
Property and equipment, net	112,495	144,864
Goodwill	140,810	138,731
Intangible assets, net	187,449	199,236
Deferred tax assets	115	14,257
Long-term investments	39,094	89,343
Other assets	24,404	29,542
Total assets	$2,404,489	$1,542,352
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,883	$26,324
Accrued expenses	232,352	88,345
Finance lease obligations—current	8,537	8,275
Funds payable and amounts due to sellers	146,806	49,786
Deferred revenue	11,264	7,617
Other current liabilities	14,822	8,181
Total current liabilities	454,664	188,528
Finance lease obligations—net of current portion	44,979	53,611
Deferred tax liabilities	58,481	64,497
Long-term debt, net	1,062,299	785,126
Other liabilities	41,642	43,956
Total liabilities	1,662,065	1,135,718
Total stockholders’ equity	742,424	406,634
Total liabilities and stockholders’ equity	$2,404,489	$1,542,352

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$617,355	$269,998	$1,725,625	$818,379
Cost of revenue	150,780	90,824	464,745	271,036
Gross profit	466,575	179,174	1,260,880	547,343
Operating expenses:
Marketing	210,765	84,034	500,756	215,570
Product development	51,157	35,701	180,080	121,878
General and administrative	43,318	34,401	156,035	121,134
Total operating expenses	305,240	154,136	836,871	458,582
Income from operations	161,335	25,038	424,009	88,761
Other expense, net	(8,028)	(2,287)	(58,300)	(8,115)
Income before income taxes	153,307	22,751	365,709	80,646
(Provision) benefit for income taxes	(4,769)	8,540	(16,463)	15,248
Net income	$148,538	$31,291	$349,246	$95,894
Net income per share attributable to common stockholders:
Basic	$1.18	$0.26	$2.88	$0.80
Diluted	$1.08	$0.25	$2.69	$0.76
Weighted average common shares outstanding:
Basic	125,975,077	118,403,747	121,251,588	119,665,248
Diluted	141,140,543	123,397,255	136,414,592	125,720,073

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$349,246	$95,894
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	65,114	44,395
Depreciation and amortization expense	58,189	48,031
Provision for expected credit losses	15,033	10,963
Foreign exchange loss (gain)	7,349	(5,708)
Amortization of debt issuance costs	2,751	2,006
Non-cash interest expense	36,086	19,108
Interest expense (income) on marketable securities	2,729	(4,182)
(Gain) loss on disposal of assets	(795)	1,667
Deferred provision (benefit) for income taxes	2,202	(15,248)
Loss on extinguishment of debt	16,855	—
Changes in operating assets and liabilities	124,197	9,994
Net cash provided by operating activities	678,956	206,920
Cash flows from investing activities
Acquisition, net of cash acquired	—	(270,409)
Cash paid for asset acquisition and intangible assets	(880)	(1,963)
Purchases of property and equipment	(1,445)	(7,528)
Development of internal-use software	(5,665)	(7,750)
Purchases of marketable securities	(499,237)	(661,821)
Sales and maturities of marketable securities	495,848	461,098
Net cash used in investing activities	(11,379)	(488,373)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(47,716)	(32,547)
Repurchase of stock	(268,653)	(176,985)
Proceeds from exercise of stock options	25,319	9,791
Proceeds from issuance of convertible senior notes	650,000	650,000
Payment of debt issuance costs	(10,531)	(11,904)
Purchase of capped calls	(74,685)	(76,180)
Settlement of convertible senior notes	(137,168)	—
Payments on finance lease obligations	(9,211)	(10,833)
Other financing, net	(8,073)	8,265
Net cash provided by financing activities	119,282	359,607
Effect of exchange rate changes on cash	13,947	(1,846)
Net increase in cash, cash equivalents, and restricted cash	800,806	76,308
Cash, cash equivalents, and restricted cash at beginning of period	448,634	372,326
Cash, cash equivalents, and restricted cash at end of period	$1,249,440	$448,634

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
December 31, 2020	117.7%	115.2%	2.5%	106.7%	105.7%	1.0%
September 30, 2020	119.4%	117.4%	2.0%	101.1%	100.9%	0.2%
June 30, 2020	145.6%	146.7%	(1.1)%	90.8%	91.6%	(0.8)%
March 31, 2020	32.2%	32.6%	(0.4)%	32.2%	32.6%	(0.4)%
December 31, 2019	32.8%	33.0%	(0.2)%	26.5%	27.5%	(1.0)%

Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; acquisition-related expenses; non-ordinary course disputes; and loss on extinguishment of debt. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure follows.
We have included Adjusted EBITDA because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;
•Adjusted EBITDA does not reflect acquisition-related expenses;
•Adjusted EBITDA does not consider the impact of non-ordinary course disputes;
•Adjusted EBITDA does not consider the impact of the loss on extinguishment of debt; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(in thousands)
Net income	$148,538	$31,291	$349,246	$95,894
Excluding:
Interest and other non-operating expense, net (1)	10,818	6,372	34,923	11,121
Provision (benefit) for income taxes	4,769	(8,540)	16,463	(15,248)
Depreciation and amortization (2)	13,101	15,271	58,189	48,031
Stock-based compensation expense	17,450	13,339	65,114	44,395
Foreign exchange (gain) loss (3)	(2,790)	(4,085)	6,522	(3,006)
Acquisition-related expenses (4)	103	976	1,804	3,917
Non-ordinary course disputes	—	—	—	1,164
Loss on extinguishment of debt (5)	—	—	16,855	—
Adjusted EBITDA	$191,989	$54,624	$549,116	$186,268

(1) Included in interest and other non-operating expense, net is primarily non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018, September 2019, and August 2020.
(2) Included in depreciation and amortization is depreciation expense related to our headquarters lease, which is accounted for as a finance lease. Additionally, the three months and years ended December 31, 2020 and 2019 include amortization expense of acquired intangible assets and developed technology related to the acquisition of Reverb in the third quarter of 2019.
(3)    Foreign exchange (gain) loss is primarily driven by U.S. dollar, Euro, Pound Sterling, and Canadian dollar exchange rates on our intercompany and other non-functional currency balances.
(4)    Acquisition-related expenses are expenses related to our acquisition of Reverb.
(5)    During the third quarter of 2020, we repurchased $301.1 million aggregate principal amount of our outstanding 0% Convertible Senior Notes due 2023 (“2018 Notes”). We recognized a non-cash loss on extinguishment of debt of $16.9 million as a result.